Exhibit 10.22

August 14, 2013

Dear Tom:

This employment agreement (“Agreement”) will confirm our mutual understanding with respect to your employment by Sabre Holdings Corporation (“Sabre Holdings Corp.”), Sabre Inc. (“Sabre”) and Sovereign Holdings, Inc. (“Holdings”, and collectively with Sabre and Sabre Holdings Corp., the “Company”), effective as of August 15, 2013 (the “Effective Date”).

1.	Job Description / Title / Duties

(a)	You will serve as President and Chief Executive Officer of the Company and shall report exclusively to the board of directors of Holdings (the “Board”). You shall have all of the authority, and perform all of the functions, that are consistent with such position, subject to lawful direction by the Board. Except as otherwise expressly provided in this Agreement, you shall abide in all material respects by all the Company policies and directives applicable to you. In addition, as of the Effective Date, you shall be appointed as a member of the Board. In the event of an initial public offering of Sabre, Sabre Holdings Corp. or Holdings, you shall be nominated for election or re-election to the board of directors of the publicly traded company at each regular annual meeting of its shareholders that occurs during the Employment Period (as defined below).

(b)	During the Employment Period, excluding any periods of paid time off to which you are entitled, you shall devote your full working time, energy and attention to the performance of your duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. During the Employment Period, you may not, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company or any of its subsidiaries or affiliates). It shall not, however, be a violation of the foregoing provisions of this Section 1(b) for you to (i) continue to serve on the board of directors (and its committees) of Cedar Fair Entertainment Company, (ii) subject to the prior approval of the Board, serve as an officer or director or otherwise participate in educational, welfare, social, religious and civic organizations, or (iii) manage your or your family’s personal, financial and legal affairs, so long as, in the case of clause (i), (ii) or (iii), any such activities do not interfere with the performance of your duties and responsibilities to the Company as provided hereunder.

2.	Term of Employment

(a)	Unless terminated earlier pursuant to Section 7 hereof, the term of this Agreement and your employment shall be for two years, beginning at the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”); provided, however, that on the second anniversary of the Effective Date and on each anniversary thereafter, the Executive’s employment hereunder shall extend for additional one-year periods (each an “Additional Term”) unless either party provides the other with notice of non-renewal at least 90 days before the expiration of the Initial Term or the then-applicable Additional Term, as the case may be. The period of your employment with the Company shall be referred to herein as the “Employment Period”. Notwithstanding the foregoing, Sections 5, 7, 8, 9, 10 and 11, and the defined terms necessary for those Sections, shall survive termination of your employment in accordance with their terms.

(b)	Either you or the Company may terminate your employment with the Company at any time, for any reason or no reason, as set forth in Section 7 of this Agreement. For purposes of this Agreement, “Date of Termination” shall mean (i) if your employment is terminated by your death, the date of your death, (ii) if your employment is terminated as a result of your Disability (as defined in Section 7 below), the date upon which you receive the notice of termination from the Company, or (if any) the future date of termination specified in such notice, (iii) if you voluntarily terminate your employment or terminate your employment for Good Reason or your employment is terminated by the Company without Cause, the date specified in the notice given pursuant to Section 7(a) or (c), as applicable, which shall not be less than 30 days after such notice, unless otherwise agreed to by the parties, (iv) if your employment is terminated as a result of either party’s delivery of a notice of non-renewal, as set forth in Section 2(a), the date on which the Initial Term or the Additional Term, as the case may be, expires, and (v) if your employment is terminated for Cause, the date upon which your employment is terminated as specified in the notice given pursuant to Section 7(d). Notwithstanding the foregoing, a termination of employment and the corresponding “Date of Termination” shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A, upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A. For purposes of this Agreement, “Code Section 409A” means the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations issued thereunder.

3.	Base Salary

During the Employment Period, your annual base salary will be $900,000 (“Base Salary”), less withholding for taxes and deductions for other appropriate items, payable in accordance with the Company’s payroll practice as in effect from time to time. For employment after the Initial Term, your Base Salary shall be subject to annual review, and possible increase (but not decrease), by the Board or a committee of the Board. If there is an increase, such increased amount shall then be your “Base Salary.”

4.	Annual Bonus

During the Employment Period, you will be eligible to receive an annual target bonus equal to 125% (the “Target Bonus”) of your Base Salary, with a maximum bonus opportunity equal to 200% of your Base Salary, based on your attainment of pre-established performance goals set forth each year by the Board or a committee of the Board, in each case as determined in good faith by the Board or a committee of the Board. The annual bonus for a particular year shall be paid to you between January 1 and March 15 of the year following the year to which such annual bonus relates, subject to your continued employment through the payment date (except as otherwise provided in Section 7).

5.	Promotion Special Equity Grant

You will receive on the Effective Date an award totaling $3.5 million in fair market value under the Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan (the “Plan”), consisting of stock options and restricted stock units in the ratio of three stock options-to-one restricted stock unit (i.e. $2,625,000 in fair market value of options and $875,000 in fair market value of restricted stock units) (the “New Grant”). The stock options included in the New Grant will vest 25% on the date of grant and then in equal installments of 6.25% at the end of each successive three-month period thereafter, subject to your continued employment through each such vesting date. The New Grant shall otherwise have the terms specified in the Plan, the grant agreements or documents under the Plan, and this Agreement.

6.	Benefit Plans and Programs

(a)	You will be eligible to participate in the Company’s employee benefit plans, policies and other compensation and perquisite programs, subject to the terms, conditions and eligibility requirements of each such benefit plan, policy or other compensation program, including amendments or modifications thereto, as in effect from time to time, to the fullest extent (or at the highest level) that any other employee of the Company may participate. Those benefits or perquisites shall include (i) payment for an annual executive physical examination and evaluation, and (ii) reimbursement of up to $12,000 annually for personal financial or legal services that you determine to obtain, upon your presentation to the Company of evidence of the incurrence of the expenditure satisfactory to the Company corresponding to your request for reimbursement.

(b)	During the Employment Period, you shall be entitled to paid time off in accordance with the Company’s paid-time-off policies as in effect from time to time.

(c)	During the Employment Period, the Company shall reimburse you for all ordinary, necessary, and reasonable travel and other business expenses incurred by you in the performance of your duties to the Company in accordance with the Company’s expense reimbursement policy, which shall provide for travel and entertainment at a level commensurate with your position.

7.	Termination Provisions

Except as expressly provided under the Plan and in this Section 7, and except for any vested benefits under any tax qualified plan or other benefit plan (to the extent that such benefit plan does not provide for a duplication of the benefits described herein) maintained by the Company, or pursuant to the indemnification and insurance provided or referred to in Section 11(c), you shall not be entitled to any benefits or payments in the event of the termination of your employment with the Company. You agree and acknowledge that you are not entitled to any other payments in the nature of severance or post-employment benefits other than those set forth in this Agreement, the Plan, the Sovereign Holdings, Inc. Management Equity Incentive Plan adopted June 11, 2007 (the “2007 Plan”), and the agreements and documents relating to your awards under the Plan and the 2007 Plan, and that so long as this Agreement remains in effect, you will not be eligible for any other severance or post-employment benefits pursuant to any other agreement, arrangement or understanding with the Company or any of its affiliates, unless the parties to this Agreement expressly agree otherwise.

(a)	Termination without Cause or by You for Good Reason. The Company may terminate your employment at any time without Cause (as defined below) or you may terminate your employment for Good Reason (as defined below), in each case upon at least 30 days’ notice by the terminating party. Notwithstanding anything herein to the contrary, in the event that your employment is terminated by the Company as a result of the giving of a notice of non-renewal of the Agreement as set forth in Section 2(a), such termination shall be deemed to be a termination by the Company without Cause at the end of the Initial Term or the then applicable Additional Term, as the case may be. In the event your employment is terminated by the Company without Cause or by you for Good Reason, the Company shall pay or provide to you the following at the time or times, or during the periods, specified below:

(i).	Within 30 days of the Date of Termination: (A) any earned and unpaid Base Salary through the Date of Termination, (B) reimbursement for any unreimbursed business expenses incurred by you in accordance with Company policy prior to the Date of Termination that are subject to reimbursement and (C) payment for paid time off accrued as of the Date of Termination but unused (such amounts under clauses (A), (B) and (C) above, collectively, the “Accrued Obligations”).

(ii).	Subject to Section 11(b)(ii), (A) an amount equal to twice the sum of your Base Salary, payable in equal installments in accordance with normal Company payroll practices over the 24 month period following the Date of Termination; provided, that the first payment shall be made on the fortieth day following the Date of Termination and shall include any amounts that would have otherwise been due prior to such fortieth day, (B) an amount equal to any accrued but unpaid annual bonus for the last full fiscal year immediately preceding the year in which your Date of Termination occurs (if applicable), payable on the date such annual bonus would otherwise be paid by the Company, and (C) if your Date of Termination occurs more than six months following the beginning of a fiscal year of the Company and prior to the date on which bonuses earned in respect of such fiscal year have been paid, a pro-rata bonus for the year of your termination of employment, based on actual performance for the relevant fiscal year and payable on the date such annual bonus would otherwise be paid.

(iii).	For the 12 month period commencing on the day after the Date of Termination, the Company shall continue to provide medical, dental and vision benefits) to you and any eligible dependents, which are substantially similar to those provided generally to executive officers of the Company and their eligible dependents (including any required contribution by such executive officers) pursuant to such medical, dental and vision plans as may be in effect from time to time as if your employment had not been terminated and charging you only the active employee rate (it being understood that the Company may provide such coverage by treating this as a COBRA period); provided, however, that if you become re-employed with another employer and are eligible to receive health insurance benefits under another employer provided plan, the benefits described herein shall terminate. In such event, you are obligated to promptly notify the Company of any changes in your benefits coverage. The Company intends that the COBRA coverage arrangement provided for in this Section 7(a)(iii) not result in any adverse tax consequences to you, including that you not become taxable on any of the reimbursements under the plans to which such coverage relates, and if the Company determines that you should be taxable on the amount of the COBRA premiums paid by the Company to achieve that result, the Company will include that amount on your Form W-2 or other applicable tax information return for the period or periods to which the Company’s COBRA premium payments relate. To the extent any reimbursements or in-kind payments due to you under this Agreement constitute “deferred compensation” under Code Section 409A, any such reimbursements or in-kind payments shall be paid to you no later than the last day of the taxable year next following the taxable year in which the expenses were incurred, and in a manner consistent with Treas. Reg. §1.409A- 3(i)(1)(iv).

(iv).

Any amounts paid under this Section 7(a), other than the Accrued Obligations, shall be paid subject to (A) your resignation from the Board and any other positions you hold by virtue of your employment with the Company, at the Company’s request, (B) your execution, delivery and non-revocation of an Agreement and General Release substantially in the form attached hereto as Exhibit A (the “Release”), within 35 days following the Date of Termination (which Release shall be delivered to you within two days following the Date of Termination), and such Release becoming effective, it being understood that any payment under this Section 7(a) that would otherwise have been made to you but that is conditioned upon the execution and effectiveness of the Release shall not be made or provided until the fortieth day following the Date of Termination, (C) your not violating any of your obligations to the Company under Section 8 and materially complying with your obligations under Section 9 of this Agreement; provided, that (x) you shall have the opportunity to promptly cure any such violation or non-compliance, to the extent it is reasonably susceptible to cure, after written notice thereof, and (y) the suspension of payments or benefits set forth in Section 7(a) shall cease upon a determination by the Board, in its sole discretion, that such violation or non-compliance of your obligations to the Company under Sections 8 and 9, if reasonably susceptible to cure, have been cured. Further, you agree that suspension of the payments or benefits set forth in Section 7(a) as a consequence of your breach of your obligations under Section 8 does not in any way limit the ability of the Company to pursue injunctive relief or to seek additional damages with respect to your breach of such obligations.

(b)	Termination on Death/Disability. The Company may terminate your employment because of Disability, by written notice to you, if the Board reasonably determines that you are Disabled. In the event your employment is terminated as a result of your death or Disability, the Company will pay to you or your beneficiary the Accrued Obligations within 30 days of the Date of Termination. Additionally, if your employment is terminated as a result of your death, your estate or beneficiaries shall be entitled to receive a pro-rata bonus for the year of your termination of employment, based on actual performance for the relevant fiscal year and payable on the date such annual bonus would otherwise be paid.

(c)	Voluntary Termination. You may terminate your employment without Good Reason upon 30 days’ prior written notice to the Company. If you voluntarily terminate your employment (other than for Good Reason), the Company will pay to you the Accrued Obligations within 30 days of the Date of Termination.

(d)	Termination for Cause. The Company may terminate your employment at any time for Cause by written notice of termination for Cause to you. In the event your employment is terminated for Cause, the Company will pay to you the Accrued Obligations within 30 days of the Date of Termination.

(e)	Resignation from the Board. In the event of any termination of your employment with the Company, you agree to resign from the Board and any other positions you hold by virtue of your employment with the Company, at the Company’s request.

For purposes of this Agreement, “Disability” shall mean that you have suffered a physical or mental illness or injury that has impaired your ability to substantially perform your full-time duties with the Company with or without reasonable accommodation for a period of 90 consecutive days, or 120 non-consecutive days in any 12-month period, and which qualifies you for benefits under the Company’s long-term disability plan, as in effect from time to time. “Disabled” shall have the correlative meaning.

For purposes of this Agreement, “Cause” shall mean any of the following: (i) willful misconduct or gross negligence by you which is materially injurious to the Company, any Affiliated Entity (as defined in the Plan), or the Majority Stockholder (as defined in the Plan), whether financially, reputationally or otherwise; (ii) any knowing or deliberate violation by you of any of your covenants in Section 8 during the Employment Period; (iii) any material breach or violation of any material policy of the Board adopted or approved by the Board, if you fail to promptly remedy such breach or violation within a reasonable time after written notice of such breach or violation, to the extent such breach or violation is susceptible to cure; (iv) any deliberate and persistent failure by you to perform or honor an express written directive of the Board to you; or (v) the indictment or a plea of nolo contendere by you of any felony or other serious crime that could reasonably be expected to result in material harm to the Company. Any rights the Company or any Affiliated Entity may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company or Affiliated Entity may have under any other agreement with you or at law or in equity.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without your prior written consent: (i) any materially adverse change to your responsibilities, duties, authority or status from those set forth in this Agreement or any materially adverse change in your positions, titles or reporting responsibility; provided, that Sabre, Sabre Holdings Corp. or Holdings becoming publicly traded shall not be deemed such a material adverse change; (ii) a relocation of your principal business location to an area outside a 50-mile radius of its current location or moving of you from the Company’s headquarters; (iii) a failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising out of this Agreement; (iv) a reduction of your Base Salary or Target Bonus or failure to pay any of the compensation provided or under this Agreement to you in on connection with your employment; provided, that, a reduction in Base Salary or Target Bonus of less than 5% that is proportionately applied to employees of the Company generally shall not constitute Good Reason hereunder; or (v) a material breach by the Company of this Agreement or any other material agreement with you relating to your compensation; provided that within 60 days following the occurrence of any of the events set forth therein, you have delivered written notice to the Company of your intention to terminate your employment for Good Reason, and the Company shall not have cured such circumstances (if susceptible to cure) within 30 days following receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

8.	Non-solicitation, Non-recruitment and Non-competition

You acknowledge and agree that, in your position as President and Chief Executive Officer of the Company (which, for purposes of this Section 8, shall include all of the Company’s subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time, but not any other portfolio companies of the Majority Stockholder), it is expected that: (i) you will be materially involved in conducting or overseeing all aspects of the Company’s business activities throughout the world, (ii) you will have material contact with a substantial number of the Company’s employees, and all or substantially all of the Company’s then-current and actively-sought potential customers (“Customers”) and suppliers of inventory (“Suppliers”); (iii) you will have access to all or substantially all of the Company’s Trade Secrets and Confidential Information (as those terms are defined in Exhibit B). You further acknowledge and agree that activities by you that violate any of subsections (a), (b), and (c) of this Section 8 would be unfair competition and would cause substantial damages to the Company. Consequently, in consideration of your employment with the Company as President and Chief Executive Officer and the Company’s covenants in this Agreement, you make the following covenants described in this Section 8:

(a)	Non-solicitation of Company Customers and Suppliers. During your employment with the Company and for one year following the termination of your employment with the Company for any reason (including as a result of non-renewal of this Agreement) (the “Restricted Period”), you shall not, directly or indirectly, on behalf of yourself or of anyone other than the Company, solicit or hire or attempt to solicit or hire (or assist any third party in soliciting or hiring or attempting to solicit or hire) any Customer or Supplier in connection with any business activity that then competes with the Company.

(b)	Non-solicitation of Company Employees. During the Restricted Period, you shall not, directly or indirectly, on behalf of yourself or any third party, solicit or hire or recruit or, other than in the good faith performance of your duties, induce or encourage (or assist any third party in hiring, soliciting, recruiting, inducing or encouraging) any employees of the Company or any individuals who were employees within the six month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company. Notwithstanding the foregoing, the restrictions contained in this Section 8(b) shall not apply to (i) general solicitations that are not specifically directed to employees of the Company or (ii) serving as a reference at the request of an employee.

(c)

Non-competition with the Company. During the Restricted Period , you shall not, directly or indirectly, whether as an employee, director, owner, partner, shareholder (other than the passive ownership of securities in any public enterprise which represent no more than five percent (5%) of the voting power of all securities of such enterprise), consultant, agent, co-venturer, independent contractor or otherwise, or through any other “person” (which, for purposes of this subsection, shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof), perform any services for or on behalf of, any Competitor of the Company. For purposes of this Section 8, a “Competitor” of the Company shall mean (i) any unit, division, line of business, parent, subsidiary, or subsidiary of the parent of any of Travelport, Amadeus, Worldspan, Orbitz, Expedia, Priceline, Hotwire, ITA Software, Cheaptickets, Navitaire, or EDS; or (ii) any individual or entity that competes, or combination of activities that competes, with any business of the Company. Notwithstanding the foregoing, in the event any of the above-named entities in clause (i) of this Section 8(c) no longer engages in a line of business that competes with any business of the Company, such entity shall no longer be deemed a “Competitor” of the Company for purposes of this Section 8.

(d)	Non-Disparagement. During the Restricted Period, you shall not deliberately defame or disparage the Company or any of its affiliates, or their respective employees, managers, directors or officers in any medium to any person.

(e)	Non-disclosure of Confidential Information and Trade Secrets. During the Restricted Period and at all times thereafter, except in the good faith performance of your duties hereunder or where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, you shall not, directly or indirectly, for your own account or for the account of any other person, firm or entity, use or disclose any Confidential Information or proprietary Trade Secrets of the Company to any third person unless such Confidential Information or Trade Secret has been previously disclosed to the public, is in the public domain, or is known in the industry (other than, in any case, by reason of your breach of this paragraph). Notwithstanding the foregoing, to the extent you are compelled to disclose Confidential Information by lawful service of process, subpoena, court order, or otherwise compelled to do by law, you agree, to the extent legally permitted, to provide the Company with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to your disclosure of any such information, so that the Company may, upon notice to you and at its expense, take such action as it deems to be necessary or appropriate in relation to such subpoena or request and you may not disclose any such information until the Company has had the opportunity to take such action.

(f)	Enforceability of Covenants. You acknowledge that the Company has a present and future expectation of business from and with the Customers and Suppliers. You acknowledge the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 8, and you agree that you will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and you hereby waive any such defense. You further acknowledge that complying with the provisions contained in this Agreement will not preclude you from engaging in a lawful profession, trade or business, or from becoming gainfully employed. You agree that your covenants under this Section 8 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of your covenants and obligations under this Section 8. You agree that any breach of any covenant under this Section 8 will result in irreparable damage and injury to the Company and that in addition to any damages or other relief to which the Company may otherwise be entitled at law, the Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. If the Company shall institute any action or proceeding to enforce any covenant under this Section 8, you hereby waive the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law.

9.	Post-Employment Transition and Cooperation

Upon and after the termination of your employment with the Company for any reason (except your death or, if lacking sufficient physical or mental ability, your Disability), you will execute any and all documents and take any and all actions that the Company may reasonably request to effect the transition of your duties and responsibilities to a successor. You will make yourself reasonably available with respect to, and to cooperate in conjunction with, any litigation or investigation involving the Company and any administrative matters (including the execution of documents, as reasonably requested); provided, that such litigation, investigation or administrative matter is related to your employment with the Company and that any such availability or cooperation does not materially interfere with your then current activities, does not include a conflict between you and the Company or the Majority Stockholder (as determined in good faith by you and the Majority Stockholder) and would not result in a violation of any court order or governmental requirement. The Company and you shall mutually agree as to the compensation to be paid in connection with cooperation pursuant to this Section 9, and the Company agrees to reimburse you for all reasonable expenses actually incurred in connection with such cooperation.

10.	Code Section 280G

(a)	If, after the Effective Date, Sabre, Sabre Holdings Corp. or Holdings is not an entity whose stock is readily tradable on an established securities market (or otherwise) and a “change of control” under Regulation 1.280G occurs, in the event any of the payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code, you will cooperate with Sabre and Sovereign, which shall use commercially reasonable best efforts to take such actions as may be necessary to avoid the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”) or a loss of deductibility for Sabre or Sovereign under Section 280G of the Code, in accordance with the terms of Section 280G(b)(5).

(b)	If, after the Effective Date, there occurs a transaction that constitutes a “change of control” under Regulation 1.280G of the Code, and, immediately prior to the consummation of such change of control, Sabre, Sabre Holdings Corp. or Holdings is an entity whose equity securities are readily tradable on an established securities market (or otherwise), the following provisions will apply:

(i).	If any of the Covered Payments constitute Parachute Payments and would, but for this Section 10(b), be subject to the Excise Tax, then the Covered Payments shall be payable either (A) in full or (B) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (A) or (B) results in the your receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). The Covered Payments shall be reduced in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero.

(c)	Any determinations required under this Section 10 shall be made in writing by the Company or by an accounting firm selected and paid for by the Company. You shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 10.

11.	Miscellaneous

(a)

Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to its principles of conflicts of law that would apply the law of any other State. The parties agree that any and all claims, disputes, or controversies arising out of or related to this Agreement, any alleged breach of this Agreement, or the termination of the Employment Period or this Agreement shall be resolved by confidential, binding arbitration, except as otherwise provided in Section 8 of this Agreement. The parties will submit the dispute, within 30 business days following service of notice of such dispute by one party on the other, to the Judicial Arbitration and Mediation Services (J*A*M*S/Endispute) for prompt resolution in Dallas, Texas, under its rules for labor and employment disputes. The decision of the arbitrator will be final and binding upon the parties, and judgment may be entered thereon in accordance with applicable law in any court having jurisdiction. The arbitrator shall have the authority to make an award of monetary damages (including, without limitation, punitive and exemplary damages) and interest thereon, or specific performance or an injunction. The arbitrator will have no authority to order a modification or amendment of this Agreement. The arbitrator may award attorney’s fees and arbitration expenses to the prevailing party in the arbitration, including the fees of the arbitrator.

(b)	Code Section 409A.

(i).	If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, if such reformation is permissible under Code Section 409A and after consulting with you, reform such provision to comply with Code Section 409A; provided, that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without violating the provisions of Code Section 409A. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under this Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. Notwithstanding the foregoing, nothing herein is intended to guarantee the tax treatment of any payments or benefits to be paid or provided to you pursuant to this Agreement or otherwise.

(ii).	Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, the severance payments payable to you pursuant to this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A- 1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A- 1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Code Section 409A, and notwithstanding any provision to the contrary in this Agreement, if you are deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and the Company is a public company, then the payments specified as being subject to this Section 11(b)(ii) shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (A) the expiration of the six month period measured from the date of your “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii).	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iv).	All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you (b) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(v).	For purposes of Code Section 409A (including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c)	Indemnification and Insurance.

(i).	During the Employment Period and for so long thereafter as potential liability exists with regard to your activities during the Employment Period on behalf of the Company, its subsidiaries or affiliates, or as a fiduciary of any benefit plan of any of them, the Company shall indemnify you to the fullest extent permitted by applicable law (other than in connection with your gross negligence or willful misconduct), shall at the Company’s election provide you with legal representation or shall advance to you reasonable attorneys’ fees and expenses as incurred, and shall advance to you other reasonable expenses of response or defense as incurred (subject to an undertaking from you to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that you were not entitled to the reimbursement of such fees and expenses). If, during the Employment Period, Sabre, Sabre Holdings Corp. or Holdings enters into any standalone indemnification agreement with any member of the Board or the board of directors of Sabre or Sabre Holdings Corp., other than the Chairman of the Board, or any other executive officer of Sabre, Sabre Holdings Corp. or Holdings, Sabre, Sabre Holdings Corp. or Holdings shall promptly enter into substantially the same indemnification agreement with you.

(ii).	During the Employment Period and for so long as potential liability exists thereafter you shall be entitled to the protection of all insurance policies (if any) the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been a director, officer or employee of the Company or any of its subsidiaries or affiliates or your serving or having served any other enterprise or benefit plan as a director, officer, fiduciary or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement); provided, that you shall, in all cases, be entitled to Directors and Officers Insurance coverage no less favorable than that (if any) provided to any other present director or officer of the Company.

(d)	Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company, to:

Sovereign Holdings, Inc.

3150 Sabre Drive MD 9105

Southlake, Texas 76092

Attention: General Counsel

If to the Executive, to the most recent address on record with the Company.

(e)	Taxes. The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that you shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(f)	No Mitigation. Except as otherwise provided in Section 7(a)(iii), (i) you shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement; and (ii) the payments provided pursuant to this Agreement shall not be reduced by any compensation earned or received by you after the Date of Termination.

(g)	Entire Agreement. This Agreement, with Exhibits A and B hereto and the other agreements and documents referred to herein, shall constitute the entire agreement among the parties hereto with respect your employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment or termination thereof, including the discussion draft of the Term Sheet dated as of July 18, 2013 and your employment agreement with the Company dated as of June 11, 2007, but this Agreement does not impair or adversely affect any of your rights under the Plan, the 2007 Plan, or any other agreement or document relating to an award under the Plan or the 2007 Plan.

(h)	Amendment. Only a writing that has been signed by both you and the Company may modify this Agreement, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(i)	Successors. This Agreement shall be binding upon and inure to the benefit of (i) the heirs, executors and legal representatives of you upon your death and (ii) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation, or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

(j)	Certain Terms. In this Agreement, unless the context clearly otherwise requires, (i) “include” or “including” does not denote or imply any limitation, (ii) “herein,” “hereto,” “hereunder,” and similar terms refer to this Agreement as a whole, and (iii) “Section” refers to a section of this Agreement, unless otherwise expressly stated.

(k)	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the day and year first written above.

EXECUTIVE

Tom Klein

SOVEREIGN HOLDINGS, INC.

Name:
Title:

SABRE HOLDINGS CORPORATION

Name:
Title:

SABRE INC.

Name:
Title:

EXHIBIT A

[Form of General Release]

EXHIBIT B

Trade Secrets Defined. As used in this Agreement, the term “Trade Secrets” shall mean all secret, proprietary or confidential information regarding the Company (which shall mean and include for purposes of this Exhibit E all of the Company’s subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time) or any Company activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for the Company’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets or other confidential information. “Trade Secrets” shall not include information that has become generally available to the public or in the industry, other than information that has become available as a result, directly or indirectly, of your failure to comply with any of your obligations to the Company or its affiliates. This definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

Confidential Information Defined. As used in this Agreement, the term “Confidential Information” shall mean all material information regarding the Company and any of its affiliates, any Company activity or the activity of any Company affiliate, Company business or the business of any Company affiliate or Company Customer or the Customers of any Company affiliate that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company, that is not generally disclosed by Company practice or authority to persons not employed or engaged or retained by the Company, that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts by the Company and its affiliates to keep it confidential. “Confidential Information” shall, to the extent such information is not a Trade Secret and to the extent material, include product code, product concepts, production techniques, technical information regarding the Company or Company affiliate products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company or Company affiliate techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company or any affiliate, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company or any affiliate and certain information concerning the strategy, tactics and financial affairs of the Company or any affiliate. “Confidential Information” shall not include information that has become generally available to the public or in the industry, other than information that has become available as a result, directly or indirectly, of your failure to comply with any of your obligations to the Company or its affiliates. This definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.